Exhibit 10.9

Execution Version

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

This AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of September 11, 2023 (the “Effective Date”), by and between Novan, Inc., a Delaware corporation (“Novan”), LNHC, Inc., a Delaware corporation (“LNHC”), and Reedy Creek Investments LLC, a North Carolina limited liability company (“Reedy Creek”). Novan, LNHC and Reedy Creek are also referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Novan and Reedy Creek previously entered into that certain Royalty and Milestone Payments Purchase Agreement, effective as of April 29, 2019 (as amended, restated or modified from time to time, the “Royalty Agreement”);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Royalty Agreement;

WHEREAS, Novan has provided notice to Reedy Creek that, pursuant to the transactions contemplated by that certain Amended and Restated Asset Purchase Agreement, dated as of September 1, 2023, by and between Novan, EPI Health, LLC, a South Carolina limited liability company, and Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”) (as amended, restated or otherwise modified, the “Asset Purchase Agreement”), Novan has agreed to assume and assign the Royalty Agreement to Ligand;

WHEREAS, following the execution and delivery of the Asset Purchase Agreement, Ligand has assigned to LNHC all of its right, title and interest in, to and under the Asset Purchase Agreement to LNHC, and LNHC assumed all of Ligand’s obligations thereunder;

WHEREAS, Novan wishes to assume and assign, transfer and convey, and LNHC wishes to accept and take assignment of, Novan’s contractual obligations under the Royalty Agreement;

WHEREAS, concurrent with the assumption and assignment of the Royalty Agreement, the Parties wish to amend the Royalty Agreement in accordance with the terms of this Agreement; and

NOW, THEREFORE, in consideration of the promises and covenants herein, the Parties agree as follows:

S ECTION 1

A MENDMENTS

Effective as of the consummation of the transactions contemplated by the Asset Purchase Agreement (the “Closing”):

1.1	For all purposes under the Royalty Agreement, any and all references therein to Novan shall be deemed to be references to LNHC, and all instances of the defined term “Novan” and the name “Novan, Inc.” throughout the Agreement shall be automatically deleted and replaced with the defined term “LNHC” or the name “LNHC, Inc.”, as applicable.

1.2	The Royalty Agreement is hereby amended by inserting the following as a new Section 2.9 immediately following Section 2.8:

“2.9 Treatment of Payments to Ligand. Notwithstanding anything to the contrary herein, Reedy Creek acknowledges and agrees that, for all purposes under this Agreement, the amounts payable by LNHC to Reedy Creek pursuant to this Article 2 in respect of the SB206 Product (and, as applicable, the corresponding calculations of SB206 Net Sales, SB206 Net Milestones, and SB206 Net Royalties) (a) are intended to be calculated net of the amount of any royalty payments and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind payable by Novan (or, after giving effect to the Closing, LNHC) that would be payable to Ligand with respect to the SB206 Product pursuant to that certain Development Funding and Royalties Agreement, dated as of May 4, 2019 (as in effect on the Effective Date), to which Ligand and Novan are each a party (the “Ligand Agreement”), and (b) shall not be affected or deemed modified in any respect by reason of Ligand being an Affiliate of LNHC. Reedy Creek further acknowledges and agrees that, if for any reason Ligand causes LNHC to cease to make actual disbursements of cash (whether by wire transfer, check or otherwise) in respect of payments to Ligand pursuant to the Ligand Agreement (whether for accounting, tax or other reasons), the calculation of the amounts payable by LNHC to Reedy Creek pursuant to this Article 2 in respect of the Products (and, as applicable, the corresponding calculations of SB206 Net Sales, SB206 Net Milestones and SB206 Net Royalties ) shall not be affected or deemed modified in any respect. For the avoidance of doubt, any Milestone Payments (as defined in the Ligand Agreement) payable or paid to Ligand pursuant to and in accordance with Section 4.2 of the Ligand Agreement will not reduce or affect the calculation of Net Sales, SB204 Net Milestones or SB414 Net Milestones for purposes of this Agreement.”

1.3	The address information for Novan set forth in Section 10.12 of the Royalty Agreement is hereby deleted and replaced as follows:

If to LNHC:

c/o Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121

Attention: Chief Financial Officer
Email: mkorenberg@ligand.com

with copies (which shall not constitute notice) to:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Boulevard, Suite 110

San Diego, CA 92121

Attention: General Counsel

Email: areardon@ligand.com

and

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Craig Wolfe

Email: craig.wolfe@morganlewis.com

S ECTION 2

A SSIGNMENT AND ASSUMPTION

2.1	Effective as of the Closing, Novan hereby assumes and assigns, transfers, conveys and delivers to LNHC (the “Assignment”), and LNHC hereby accepts from Novan and takes assignment and delivery of all of Novan’s right, title, and interest in and to the Royalty Agreement. LNHC hereby accepts the Assignment and hereby agrees to assume the Royalty Agreement and agrees to pay, perform and discharge when due the obligations of Novan from and after the Closing under the Royalty Agreement (such liabilities, the “Assumed Liabilities”). LNHC assumes no liabilities or obligations other than those expressly assumed herein and the parties hereto agree that all liabilities and obligations not expressly assumed by LNHC herein shall remain the sole responsibility of Novan. Without limiting the generality of the foregoing, and for the avoidance of doubt, any outstanding amounts owed by Novan to Reedy Creek prior to the Closing shall not be assumed by LNHC hereunder.

2.2	Novan represents and warrants to LNHC that, subject to the provisions of Section 2.3, Novan has the right and authority to make the assignment as herein provided.

2.3	Reedy Creek hereby consents to the Assignment by Novan to LNHC hereunder, contingent upon the occurrence of the Closing. Reedy Creek acknowledges and agrees that: (a) notwithstanding anything in the Royalty Agreement to the contrary, the Assignment and the transactions contemplated by the Asset Purchase Agreement will not give rise to any right to terminate or void any rights to which Novan is entitled under the Royalty Agreement; (b) the Assignment and the transactions contemplated by the Asset Purchase Agreement will not constitute a breach of, or default under, any assignment provision or any other provision of the Royalty Agreement or give rise to an event that could result in Reedy Creek’s right to terminate the Royalty Agreement in connection with a Change of Control or otherwise or upon the giving of notice or lapse of time (or both); and (c) Reedy Creek is not entitled to additional compensation as a result of the Assignment or the consummation of the transactions contemplated by the Asset Purchase Agreement (including, without limitation, any enhanced or increased fees, milestone or royalty payments, or any reimbursement of any costs or expenses in connection with the Assignment or this Agreement).

S ECTION 3

M ISCELLANEOUS

3.1	If the Closing does not occur and the transactions of the Asset Purchase Agreement is not consummated, (a) the consent of Reedy Creek herein shall be null and void and of no further force or effect, (b) the Royalty Agreement shall not be amended or otherwise modified pursuant hereto and (c) neither the Royalty Agreement, any of Novan’s rights, title and interest therein nor any of Novan’s obligations and duties thereunder will be assigned or assumed hereunder, and Novan will continue as a party to the Royalty Agreement.

3.2	Each of the Parties agrees to execute and deliver such other instruments and documents and take such other actions as may be reasonably requested from time to time as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

3.3	Each of the Parties acknowledges and agrees that, except as specifically set forth in this Agreement, no other term or provision of the Royalty Agreement is affected hereby, and that the terms of the Royalty Agreement not affected hereby shall continue in full force and effect as set forth therein. This Agreement shall amend and be incorporated into and made part of the Royalty Agreement. In the event of any discrepancy between the provisions of this Agreement and any provision of the Royalty Agreement, then the provisions of this Agreement shall control. Any reference to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Royalty Agreement, and each reference in any other document to “the Agreement”, “thereunder”, “thereof” or words of like import referring to the Royalty Agreement, shall mean and be a reference to the Royalty Agreement as expressly modified by this Agreement.

3.4	This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to the choice of law provisions thereof.

3.5	This Agreement may not be amended, supplemented or otherwise modified except in writing signed by each of the Parties.

3.6	This Agreement may be executed in two counterparts and by facsimile or PDF signature, each of which shall be deemed an original and which together shall constitute one instrument.

[Signature Page Follows]

The persons signing this Agreement represent that they have the full power and authority to enter into this Agreement and further represent that they have been duly authorized to enter into this Agreement.

NOVAN, INC.

By:
Name: Paula Brown Stafford
Title: President, Chief Executive Officer, and Chairman

[Signature Page to Amendment, Assignment and Assumption Agreement]

LNHC, INC.

By:
Name: Matthew Korenberg
Title: President

[Signature Page to Amendment, Assignment and Assumption Agreement]

REEDY CREEK INVESTMENTS LLC

By:
Name: David B. Keim
Title: Company Secretary and Chief Legal Officer

[Signature Page to Amendment, Assignment and Assumption Agreement]